Exhibit 21.1

LIST OF SUBSIDIARIES

As of June 29, 2012, the following entities are subsidiaries of DynaVox Inc.:

Name	Jurisdiction of Incorporation or Organization
DynaVox Systems Holdings LLC	Delaware
DynaVox Intermediate LLC	Delaware
DynaVox Systems LLC	Delaware
DynaVox Services Inc.	Delaware
Blink-Twice LLC	Delaware
Mayer-Johnson LLC	Delaware
DynaVox FZ-LLC	United Arab Emirates
DynaVox International Holdings Inc.	Delaware
DynaVox Systems Ltd.	United Kingdom
DynaVox Canada Inc.	Canada
DynaVox GmbH	Germany
DynaVox Norway AS	Norway
Eye Response Technologies, Inc.	Virginia